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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Crown Castle International Corp.:

We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. The audit report covering the December 31, 2002 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" on January 1, 2002, and a change in the method of accounting for derivative instruments and hedging activities in 2001.


/s/ KPMG LLP

Houston, Texas
June 30, 2003